Exhibit 10.28

May 1, 2003

Primus Knowledge Solutions, KK

Ebisu Prime Sq. Tower

1-1-39 Hiroo, Shibuya-ku

Tokyo, JAPAN 150

Re:	Addendum Four to Amended and Restated Distribution Agreement (“Distribution Agreement”), effective March 31, 2000, as amended, between Primus Knowledge Solutions, Inc. (“Primus”) and Primus Knowledge Solutions, KK. (“Distributor”)

Dear Partner:

We have recently discussed a number of issues with respect to our Agreement. This Addendum Four will clarify and memorialize our agreement on these points. Except as otherwise expressly defined in this Amendment, capitalized terms shall have the meanings ascribed to them in the Distribution Agreement.

Therefore, we hereby agree to amend our Distribution Agreement as follows:

1. Moratorium on Guaranteed Annual Minimum

For a period of six (6) months, commencing April 1, 2003, Distributor’s obligation to make payments toward the Guaranteed Annual Minimum under Section 7.10 of the Distribution Agreement shall be suspended such that Distributor shall not be obligated to pay Primus the difference between the Software Distribution Fees actually accrued and the applicable Guaranteed Annual Minimum (this six (6) month period is referred to as the “Moratorium”). During the Moratorium, Distributor shall continue to pay Primus the applicable Software Distribution Fees in accordance with the Distribution Agreement (as amended per Paragraph 3 below).

2. Primus Minimum Resource Allocation

During the Moratorium, Section 7.10(3) of the Distribution Agreement shall be suspended such that Primus shall not be obligated to allocate product development resources in value equivalent to the Monthly Payment of the Guaranteed Annual Minimum.

3. Software Distribution Fees and Support and Maintenance Fees

During the Moratorium, the applicable Software Distribution Fees and Support and Maintenance Fees payable to Primus shall as set forth on Schedule 1 attached hereto. Notwithstanding anything to the contrary in the Distribution Agreement, if Distributor provides no sales or support assistance with a Primus customer who is acquiring Japanese language Primus products (as permitted under the Distribution Agreement), Primus will be under no obligation to provide any license or maintenance revenue split with Distributor for that sale.

4. Future Amendments

Prior to the expiration of the Moratorium, Primus and Distributor shall assess the status and condition of Distributor and consider the desirability of either extending or modifying the terms of the Moratorium or making further amendments to the Distribution Agreement. If Primus and Distributor are unable to agree on a course of action within a commercially reasonable period of time but no later than one (1) month following the expiration of the Moratorium, then Primus and Distributor hereby agree to amend the Distribution Agreement to include at least the following items:

(1)	The Term of the Distribution Agreement shall end March 31, 2006, unless mutually extended in writing.

(2)	Distributor shall be required to achieve Performance Goals equivalent to four percent (4%) of Primus’ recognized revenue on a worldwide basis in a fiscal year.

(3)	If Distributor fails to achieve the Performance Goals in any one fiscal year during the Term, Primus may, after consultation with Distributor, but in Primus’ sole and absolute discretion, convert any exclusive appointment or license grant to a non-exclusive appointment or license grant for the remainder of the Term.

Except as expressly stated above, this Addendum Four provides no other consent, express or implied, to materially modify the Distribution Agreement.

Please indicate your agreement to this letter by executing the enclosed duplicate in the space provided below. This Addendum Four shall be effective as of March 31, 2003 on the terms set forth above.

Sincerely,	Agreed and Accepted:

Primus Knowledge Solutions, Inc.	Primus Knowledge Solutions, KK

By: /s/ Masayuki Tada
/s/ Ron Stevens
Ronald M. Stevens	Name: Masayuki Tada
Chief Financial Officer	Its: President
Date: 9.30.2003

Schedule 1

New Table B

Table B – Software Distribution Fees and Support and Maintenance Fees

Primus Products	Language	Distributor’s Discount From Applicable List Price for Orders by the Specific End User During the Annual Sales Period

Primus eServer and eSupport	Japanese and English	The Discount Schedule set forth in Table B of the Distribution Agreement dated March 31, 2000, without taking into account any amendments shall apply and all maintenance renewals shall be paid to Primus at 53% of support and maintenance fee renewals

Upstream Supplier Products	Language	Price per Unit	Support and Maintenance Fees
Seagate Crystal Info Set	Japanese	$1,500 per Crystal Info Set	See Note 4

Note 1: Primus eServer is formerly known as SolutionSeries Server, Solution Builder and Solution Explorer.

Note 2: Primus eSupport is formerly known as Solution Publisher.

Note 3: Seagate Crystal Info Set refers to a set of five (5) licenses of Seagate Crystal Info. V.7.0 or v.7.5 software. Table B notwithstanding, in the event that Distributor enters into a License Agreement with an End User for a total initial acquisition of twenty-five (25) seats (license type regardless) or more of Primus eServer and/or Primus eSupport, Primus will waive the US$1,500 licensee fee with respect to the one (1) Seagate Crystal Info Set provided by Distributor to such End User, providing the End User is not charged a distribution fee, license fee or the like for the free single Seagate Crystal Info Set. The foregoing provision of a free Seagate Crystal Info Set shall not apply to any current End Users or any End Users who initially acquire less than 25 seats of Primus eServer and/or Primus eSupport. Primus will notify Distributor of any change in the pricing of Seagate Crystal software and such price changes will be effective when the same are effective for Primus with respect to its use of Seagate Crystal software.

Note 4: Primus’ support obligations relating to the Seagate Crystal Info v.7.0 and v.7.5 shall be limited only to Secondline Support for the standard reports that are provided by Primus as a part of such software and for only as long as Primus is generally making support available for such Seagate version in connection with the English language version of the applicable Primus Product. No upgrades or updates are provided to Seagate Crystal products.